(LOGO) NCO portfolio(TM)

                                                                   Exhibit 99.1
For further information:                                           NEWS RELEASE

At NCO Portfolio Management, Inc.       At the Financial Relations Board
Michael J. Barrist,                     Joe Calabrese (General)
Chairman and CEO                        Judith Sylk-Siegel (Media)
(215) 793-9300                          Nicole Engel (Analysts)
Richard J. Palmer,                      (212) 445-8400
SVP, Finance and CFO
(410) 594-7000
email: rick.palmer@ncogroup.com
       ------------------------

For Immediate Release

         NCO PORTFOLIO MANAGEMENT, INC. ANNOUNCES SECOND QUARTER RESULTS
                       WITH NET INCOME OF $0.29 PER SHARE

BALTIMORE, MD, July 31, 2001 - NCO Portfolio Management, Inc. ("NCPM")(Nasdaq:
NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that during the second quarter of 2001 it achieved net income of $0.29 per share, on a diluted basis.

During the second quarter of 2001, net income was $3.9 million, or $0.29 per share, on a diluted basis. Revenue in the second quarter of 2001 was $17.9 million and income from operations was $8.5 million. Total collections on purchased receivables for the second quarter of 2001 were $29.3 million.

For the six months ended June 30, 2001, net income was $6.9 million, or $0.56 per share, on a diluted basis. Revenue was $30.5 million and income from operations was $14.7 million. Total collections for the six months ended June 30, 2001 were $49.7 million.

Operating expenses were $9.4 million in the second quarter of 2001 of which $7.7 million represented servicing fees paid for collection activities including contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the second quarter of 2001 were 26%. All of the servicing fees for the quarter ended June 30, 2001 were paid to NCO Group, Inc. ("NCOG")(Nasdaq:NCOG). NCOG owns approximately 63% of the outstanding common stock of the company.

On an ongoing basis, management reviews the expected future cash flows of each portfolio to assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset plus provide a return. Over time, this return is recognized as revenue. If, based on current circumstances, the estimates are changed, the rate at which revenue is recognized will also change. If the future estimated cash flows are not sufficient to cover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value.

During the second quarter review of portfolios, management adjusted the expected future cash flows on certain of its portfolios, which were purchased prior to the acquisition of Creditrust, to reflect the more difficult collection environment. On six of these portfolios, an impairment was deemed to exist and the portfolios were written down to their net realizable values. Going forward, all collections on those portfolios will be applied to reduce the carrying value, with no revenue being recognized until the carrying value is fully recovered. The impairment recorded during the second quarter was approximately $463,000, which represented 0.3% of the carrying value of all the portfolios and $0.02 per diluted share after tax.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "In light of the difficult collections environment, I am pleased that we were able to meet our overall collection objectives. We continue to monitor the economic climate, and fine tune our collection objectives accordingly. As we move forward, we will continue to focus our efforts on selectively purchasing portfolios where NCO has a direct, or related experience. This high level of underwriting discipline, in conjunction with our approach to conservative collection modeling, should provide us with a pattern of steady growth over the next several quarters."

The company also announced that it will host an investor conference call on Wednesday, August 1, 2001 at 10:00 a.m., ET, to address the items discussed in this press release for the second quarter earnings in more detail and to allow the public an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 218-0204 (domestic callers) or (303) 262-2211 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing
(800) 405-2236 (domestic callers) or (303) 590-3000 (international callers) and providing the pass code 369594.

NCO Portfolio Management, Inc. is a leading purchaser and manager of delinquent accounts receivable.

                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to the effects of potential business opportunities, statements as to fluctuations in quarterly operating results, statements as to trends, statements as to the company's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to historical financial statements of Creditrust, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the dependency on NCOG for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on April 2, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1705 Whitehead Road, Baltimore, MD 21207.

                        --------------------------------

                                       ###